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                                                                    EXHIBIT 23.1

WHEN METRON TECHNOLOGY B.V. CONVERTS FROM A B.V. TO AN N.V. UNDER THE LAWS OF THE NETHERLANDS, WE WILL BE IN A POSITION TO RENDER THE FOLLOWING CONSENT:

                                          /s/ KPMG LLP

The Board of Directors and Shareholders
Metron Technology N.V.

    The audits referred to in our report dated July 22, 1999, included the related financial statement schedule as of May 31, 1999, and for each of the years in the three-year period ended May 31, 1999, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

    We consent to the use of our reports included herein and to the references to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the prospectus.

                                          KPMG LLP